Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

    The following are the subsidiaries of the Company as of March 31, 2009:

Percent of
Name	Ownership

MicroCor, Inc., a Utah corporation	57%

ValuMobile, LLC, a Nevada limited liability company	100%